Exhibit 99.1

NEWS RELEASE

BIO-key CEO Updates Shareholders on Progress and Outlook

Wall, NJ, January 12, 2016 - BIO-key International, Inc. (OTCBB: BKYI), a global biometric identification software and technology solutions provider, today updated its shareholders on the Company’s progress and outlook in the form of a letter from Michael DePasquale, BIO-key’s Chairman & CEO. The text of the letter follows:

January 12, 2016

Dear Fellow BIO-key Shareholders,

The past year was a period of unprecedented growth and transformation for our Company, our portfolio of biometric solutions and our geographic reach. We believe our efforts during the past year fortified our organization in several key respects, making us financially and operationally stronger and positioning us for a far broader base of global growth opportunities.

Importantly, BIO-key addresses a fundamental problem – the secure authentication of individuals seeking access to critical data or to execute transactions – which remains insufficiently addressed in the vast majority of cases. We believe that BIO-key’s robust biometric authentication solutions represent a secure, efficient and cost-effective method to solve most authentication challenges, and we are now positioned to accelerate our pursuit of these opportunities on a global basis.

Fingerprint Readers Enable Turnkey Solution Offering

One of the clear catalysts for BIO-key’s growth in 2015 was the introduction of a series of compact, cost effective fingerprint readers, SideSwipe and EcoID. These products, which we believe will act as catalysts for growth in 2016 and beyond, have helped BIO-key evolve into a provider of larger, more comprehensive solutions. Our fingerprint readers have been well received in the market because of their quality, small form factor, and ease of installation combined with pricing that is roughly half that of other readers.

The goal of this initiative was to bridge the fingerprint biometric utilization gap. So far the results have been encouraging. We now have a number of prospects and customers that have purchased and deployed our reader solutions or are testing them for future use. To further simplify enterprise and consumer deployment, in Q1 2016 we plan to introduce another compact reader that is designed to operate on all Windows, Linux and Android devices.

Strong Finish to 2015

While our results are not yet final, we closed out 2015 with a strong Q4 performance that exceeded both the bottom end of our revenue guidance range of $1.4M to $2.2M as well as our year-ago Q4 revenue of $952,000. Based on this performance, our full year 2015 revenues are slated to fall within our guidance range of $5.0 - $6.0 million, an increase of at least 25% over 2014 revenues of $4.0 million.

Beyond our revenue growth BIO-key, structured and completed a significant strategic partnership and equity financing in the later part of 2015. This technology license and strategic investment by China Goldjoy Group Limited and affiliates provided us with the financial strength and resources to accelerate our sales, marketing and R&D efforts in 2016 and beyond. We have also commenced the integration of China Goldjoy’s FingerQ software into the BIO-key platform as part of our previously announced plans to enter the global payment market.

Fourth Quarter Highlights

●

Closed a $485K order with a large regional healthcare institution that will utilize our biometric solutions to meet two factor authentication requirements for Electronically Prescribed Controlled Substances and access to Electronic Medical Records.

●	Completed a $375k follow-on order with NCR for enabling secure, biometric enabled access to their network of point of sale terminals.
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Our Hong Kong subsidiary BIO-key HK Ltd., through our new strategic partnership with China Goldjoy, delivered an initial fingerprint biometric solution to a global payments company. The sale was valued at $244K.

●	Executed a $180K contract with a multi-factor authentication company to utilize our solutions in the healthcare and services market.
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Collaborated with Microsoft on a 12-city tour that provided excellent visibility for our biometric solutions for Windows 10 and Office 2016. This joint marketing effort has led to a broad range of initial interest in our solutions from a range of customers, and we look forward to additional joint marketing efforts in the coming months.

●	Continued solid demand for our secure authentication solutions to support the rollout of medication management solutions provided by Aesynt, a former subsidiary of McKesson.

Special Shareholder Meeting and Pursuit of Nasdaq Capital Market Listing

As you may be aware, BIO-key is seeking shareholder approval to effect a reverse split of our common stock at some point during 2016. A special meeting has been called for later this month to approve a reverse split with share exchange ratios ranging from 1-for-4 to 1-for-12 at any time through December 31, 2016 as determined by our Board of Directors. The Board would effect a reverse split only if it were clear that such an action would likely position BIO-key common stock to meet the listing standards of the Nasdaq Capital Market. Although progress needs to be made on this front before we would pursue a listing, the Board believes a Nasdaq listing would help make BIO-key’s common stock accessible to a broader base of investors while also providing enhanced visibility for our Company and our solutions on a global basis.

In Summary

We are encouraged about the industry and regulatory dynamics that are accelerating demand for stronger security measures, including two-factor authentication. We have been anticipating this trend for several years and working diligently to position BIO-key to fully participate in these opportunities. We believe that the industry, regulatory and technology elements are coming into alignment and that we have never been in a better position to drive improved top-line and bottom-line performance from our growing portfolio of solutions in 2016 and the years to come.

We thank you for your support and look forward to updating you on our progress.

Sincerely,

Michael De Pasquale

Chairman & CEO

BIO-key Safe Harbor Statement

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”).  The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act.  These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, the impact on our business of the recent financial crisis in the global capital markets and negative global economic trends, our ability to attract and retain key personnel.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Investor & Media Contacts:

David Collins or Tanya Kamatu

Catalyst Global

212-924-9800

bkyi@catalyst-ir.com